Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Fourth Quarter and Year-End 2010 Results

OKLAHOMA CITY (March 14, 2011) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operational results for the quarter and year ended December 31, 2010 and provided an update on its 2011 activities.

For the quarter ended December 31, 2010, Gulfport reported net income of $14.3 million on oil and gas revenues of $38.0 million, or $0.32 per diluted share. For the fourth quarter of 2010, EBITDA (as defined below) was $27.1 million and cash flow from operating activities before changes in working capital was $26.9 million.

For the year ended December 31, 2010, Gulfport reported net income of $47.4 million on oil and gas revenues of $127.6 million, or $1.07 per diluted share. For 2010, EBITDA (as defined below) was $89.7 million and cash flow from operating activities before changes in working capital was $87.8 million.

Financial Highlights

•	Produced full-year oil and gas sales volumes of 1.98 million barrels of oil equivalent (“BOE”) during 2010, an 18% increase over 2009

•

Increased average daily sales volumes to 5,834 barrels of oil equivalent per day (“BOEPD”) in the fourth quarter of 2010, a 2% sequential increase over the third quarter of 2010 and a 20% year-over-year increase from the fourth quarter of 2009

•	Generated $27.1 million of EBITDA in the fourth quarter of 2010, a 13% sequential increase over the third quarter of 2010 and a 59% year-over-year increase from the fourth quarter of 2009

•	Recorded net income of $14.3 million for the fourth quarter of 2010, a 13% sequential improvement over the third quarter of 2010 and a 57% year-over-year increase from the fourth quarter of 2009

•	Reduced unit lease operating expense for the year ended December 31, 2010 to $8.92 per BOE, down 8% as compared to the year ended December 31, 2009

Production

For the fourth quarter of 2010, net production was 491,071 barrels of oil, 164,217 thousand cubic feet (“MCF”) of natural gas and 767,647 gallons of natural gas liquids (“NGL”), or 536,718 BOE. Net production for the fourth quarter of 2010 by region was 454,025 BOE in Southern Louisiana, 72,791 BOE in the Permian Basin and 9,902 BOE in the Niobrara and Bakken. For 2010, Gulfport recorded net production of 1,777,056 barrels of oil, 788,163 MCF of natural gas and 2,820,704 gallons of NGL, or 1,975,576 BOE.

Realized price for the fourth quarter of 2010 including transportation costs was $74.32 per barrel of oil, $3.99 per MCF of natural gas and $1.07 per gallon of NGL, for a total equivalent of $70.75 per BOE. Realized price for the full-year 2010 including transportation costs was $68.29 per barrel of oil, $4.40 per MCF of natural gas and $1.00 per gallon of NGL, for a total equivalent of $64.61 per BOE.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	4Q2010	4Q2009	2010	2009
Production Volumes:

Oil (MBbls)	491.1	403.2	1,777.1	1,530.9
Gas (MMcf)	164.2	170.2	788.2	491.0
NGL (MGal)	767.6	643.9	2,820.7	2,718.6
Oil equivalents (MBOE)	536.7	446.9	1,975.6	1,677.5

Average Realized Price:

Oil (per Bbl)	$74.32	$58.14	$68.29	$53.29
Gas (per Mcf)	$3.99	$5.16	$4.40	$4.06
NGL (per Gal)	$1.07	$0.88	$1.00	$0.73
Oil equivalents (BOE)	$70.75	$55.68	$64.61	$51.01

Year-End 2010 Reserves

Gulfport reported year-end 2010 total proved reserves of 22.4 million BOE, a 13% increase over year-end 2009 proved reserves, and consisted of 19.7 barrels of oil and 16.2 billion cubic feet of natural gas. In addition, Gulfport’s third party engineers issued a probable reserve report, estimating 18.9 million barrels of oil and 14.1 billion cubic feet of natural gas, or 21.3 million BOE. At year-end 2010, 18% of Gulfport’s proved reserves were classified as proved developed reserves.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2010 NET RESERVES

(Unaudited)

	Oil MMBBL	Natural Gas BCF	Oil Equivalent MMBOE
Proved Developed Producing	3.458	3.209	3.993
Proved Developed Non-Producing	3.771	2.859	4.248
Proved Undeveloped	12.475	10.090	14.156

Total Proved Reserves	19.704	16.158	22.397

Probable Reserves	18.950	14.100	21.309

Total Proved and Probable Reserves	38.654	30.258	43.706

In accordance with SEC guidelines (“SEC Case”), for the year-end 2010, reserve calculations were based on the average first day of the month price for the prior 12 months. The prices utilized for Gulfport’s year-end 2010 reserve report were $76.16 per barrel of crude oil and $4.38 per MMBTU of natural gas. Utilizing these prices, the present value of Gulfport’s total proved reserves discounted at 10% (referred to as “PV-10”) was $393 million at December 31, 2010, which represents a 49% increase from year-end 2009. The PV-10 value of our total proved and probable reserves was $679 million at December 31, 2010, which represents a 93% increase from year-end 2009. In addition to the SEC Case, Gulfport has also prepared estimates of its year-end PV-10 values using two alternate commodity price assumptions. The following table summarizes Gulfport’s PV-10 values as of December 31, 2010 under each of the three cases.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2010 PV-10 Sensitivities

(Unaudited)

	SEC Case ($MM)	Flat Price Case¹ ($MM)	NYMEX Case² ($MM)
Proved Developed Producing	$114	$141	$163
Proved Developed Non-Producing	$104	$136	$160
Proved Undeveloped	$175	$251	$310

Total Proved Reserves	$393	$528	$633

Probable Reserves	$286	$304	$375

Total Proved and Probable Reserves	$679	$832	$1,008

¹	The Flat Price Case was based on the posted spot prices as of December 31, 2010 for both oil and natural gas. For oil and natural gas liquids, the West Texas Intermediate posted price of $91.38 per barrel was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the Henry Hub spot price of $4.41 per MMBTU was adjusted by lease for energy content, transportation fees, and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves.
²	The NYMEX Case was based on the forward closing prices on the New York Mercantile Exchange for oil and natural gas as of March 1, 2011. For oil and natural gas liquids, the price was based on a crude oil price which increased from $99.63 per barrel to $105.01 per barrel during the life of the reserves and was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the price was based on a natural gas price which increased from $3.87 per MMBTU to $7.95 per MMBTU over the life of the properties and was adjusted by lease for energy content, transportation fees and regional price differentials.

Oil Sands Reserves and Resource

Effective October 1, 2010, third party engineers, GLJ Petroleum Consultants Ltd. (“GLJ”), provided an assessment report to Grizzly Oil Sands ULC (“Grizzly”), a company in which Gulfport holds an approximate 25% equity interest, estimating that Grizzly has 98 million barrels of Proved + Probable (2P) reserves attributable to the Algar Lake Project, 1.850 billion barrels of Best Estimate (P50) Contingent Resource and 202 million barrels of Best Estimate (P50) Prospective Resource. Mapping for the independent reserve and resource assessment identified that Grizzly had 14.2 billion barrels of discovered bitumen initially in place and 4.5 billion barrels of undiscovered bitumen initially in place. Grizzly’s properties to be explored during the upcoming 2010/2011 winter drilling season were not included in GLJ’s evaluation.

The following table summarizes GLJ’s determination of Grizzly’s reserves and resources effective October 1, 2010.

Reserves and Resources	Grizzly Interest Recoverable (Millions of Barrels)
Proved + Probable (2P) Reserves (Algar Lake Project)	98

Best Estimate (P50) Contingent Resource	1,850
Best Estimate (P50) Prospective Resource	202

Best Estimate Contingent + Best Estimate Prospective Resource	2,052

The GLJ reserve and resource assessment report was prepared in accordance with National Instrument 51-101 using the assumptions and methodology outlined in the Canadian Oil and Gas Evaluation Handbook. For important qualifications and limitations relating to these oil sands reserves and resources, please see “Oil Sands Reserves & Resources Notes” below.

Operational Highlights

•	In Thailand, the Tatex Thailand III, LLC (“Tatex III”) TEW-E exploration well logged over 5,000 feet of apparent possible gas saturated column

•	Grizzly has drilled at total of 68 core holes to-date during the 2010/2011 winter drilling season

•	Participated in the drilling of 25 gross (11.2 net) wells in the Permian during 2010

•	Increased acreage position in the Permian to 14,723 net acres

•	Achieved a 100% drilling success rate in Southern Louisiana, drilling at total of 23 productive wells at West Cote Blanche Bay (“WCBB”) and eight productive wells at Hackberry during 2010

•	Currently executing its 2011 drilling program and currently has two rigs active at Hackberry and two rigs active in the Permian

•	Pending acquisition of acreage in the Utica Shale of Eastern Ohio

Operational Update

Thailand

Tatex III, a company in which Gulfport owns a 17.9% interest, recently concluded drilling operations on TEW-E, the second of two exploratory wells being drilled on an approximate one-million acre concession block in northeastern Thailand. TEW-E was drilled to a total depth of 15,026 feet and logged over 5,000 feet of apparent possible gas saturated column. TEW experienced gas shows and carried a flare measuring up to 25 feet throughout drilling below the intermediate casing point of 9,695 feet. Tatex III is currently in the process of completing the well and preparing it for flow testing. Tatex III’s first exploratory well, TEW-B, was temporarily abandoned pending further scientific evaluation.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly is currently conducting an active winter drilling program. Grizzly has drilled a total 68 core holes to-date and currently anticipates drilling a total of 71 core holes by the end of the 2010/2011 winter drilling season. Grizzly currently plans to issue an updated reserve and resource report integrating the results of its 2010/2011 winter drilling program in mid-2011.

Permian

In the Permian, 25 gross (11.2 net) wells were drilled and four gross (2 net) up-hole recompletions were performed on Gulfport’s acreage during 2010. In addition, Gulfport continued to add to its acreage position in the Permian in 2010, most recently acquiring an additional 800 net acres in Andrews County during the fourth quarter of 2010, bringing Gulfport’s total position in the play to 14,723 net acres. Subsequent to 2010, five gross (2.5 net) wells have been spud on Gulfport’s acreage two of which are currently drilling ahead.

Hackberry

At East Hackberry, Gulfport drilled and completed eight productive wells and performed ten recompletions during 2010. At present, a barge rig is drilling ahead at a depth of approximately 6,604 feet on Gulfport’s joint exploration lands at Central Hackberry. In addition, Gulfport also has a land rig active at East Hackberry and is currently drilling ahead at a depth of approximately 7,202 feet on the second well of 2011 at East Hackberry.

WCBB

At WCBB, Gulfport drilled and completed 23 productive wells and performed 72 recompletions during 2010. Subsequent to 2010, Gulfport has drilled and completed two productive wells at WCBB and performed twelve recompletions during 2011. The barge rig has since mobilized to East Hackberry and is currently drilling Gulfport’s Central Hackberry prospect that was acquired through a joint exploration agreement in 2009.

Niobrara

In the Niobrara, permitting activity related to Gulfport’s 60 square mile 3-D seismic survey over Gulfport’s Craig Dome prospect is ongoing. Due to early season winter storms which deposited a thick layer of insulating snow, the land encompassed by Gulfport’s planned 3-D seismic survey did not freeze adequately to facilitate seismic operations during the winter 2011 without damaging the surface. As such, Gulfport currently expects to begin shooting the 3-D seismic survey over its Craig Dome prospect in mid 2011. Gulfport currently plans to drill approximately four to five gross wells at its Craig Dome prospect during 2011.

Utica

In February 2011, Gulfport entered into an agreement to acquire certain leasehold interests located in the Utica Shale in Ohio. The agreement also grants Gulfport an exclusive right of first refusal for a period of six months on certain additional tracts leased by the seller. Windsor, an entity controlled by Wexford Capital and the operator of our acreage in the Permian, has agreed to participate on a 50/50 basis in the acquisition of all of the leases described above. Gulfport will be the operator on this acreage in the Utica Shale. The purchase price for Gulfport’s 50% interest in the initial acreage is approximately $31,625,000, subject to certain closing adjustments. This transaction is expected to close in mid-May 2011. Gulfport currently estimates it proposed acreage position in the Utica Shale to be approximately 27,500 gross (13,750 net) acres.

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

2011 Guidance

Gulfport estimates 2011 production to be in the range of 2.2 million to 2.4 million BOE. Capital expenditures for 2011 are estimated to be in the range of $127 million to $133 million prior to any new acreage or asset acquisitions, excluding the Utica Shale acquisition. Operationally, Gulfport plans to drill 20 to 24 wells at WCBB, seven to ten wells at Hackberry, 40 to 42 gross wells in the Permian Basin, and four to five gross wells in the Niobrara. In Canada, Gulfport is currently participating in Grizzly’s 2010/2011 winter drilling program and plans to fund its portion of expenditures related to the construction of Grizzly’s Algar Lake Project.

For 2011, Gulfport projects lease operating expense to be in the range of $8.00 to $9.50 per BOE, general and administrative expense to be between $2.50 to $3.50 per BOE, production taxes to be between $9.50 to $10.50 per BOE and depreciation, depletion and amortization expense to be in the range of $22.00 to $23.00 per BOE.

GULFPORT ENERGY CORPORATION

2011 GUIDANCE

Year Ending
12/31/2011
Forecasted Production
Oil Equivalent - BOE	2,200,000 - 2,400,000
Average Daily Oil Equivalent Midpoint - BOEPD	6,301

Projected Year-Over-Year Production Increase¹	16%

Projected Cash Operating Costs per BOE
Lease Operating Expense - $/BOE	$8.00 - $9.50
Production Taxes - $/BOE	$9.50 - $10.50
General and Administrative - $/BOE	$2.50 - $3.50
Total Project Cash Operating Costs - $/BOE	$20.00 - $23.50

Depreciation, Depletion and Amortization per BOE	$22.00 - $23.00

Budgeted Capital Expenditures - In Millions:
West Cote Blanche Bay	$36 Million - $38 Million
Hackberry	$24 Million - $26 Million
Permian	$37 Million - $39 Million
Niobrara	$4 Million
Grizzly	$26 Million

Total Budgeted Capital Expenditures	$127 Million - $133 Million

¹	Based upon 2010 actual production of 1.98 million BOE and the midpoint of 2011 forecasted production of 2.3 million BOE.

Conference Call

Gulfport will host a conference call on March 14, 2011 at 8:00 a.m. Central Time to discuss its fourth quarter and full-year 2010 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-866-271-5140. The passcode for the call is 93257372. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 97334710. The webcast will be archived on the Company’s website for one year and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport recently acquired an acreage position in the Niobrara Shale of Western Colorado. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activity before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Oil Sands Reserves and Resource Notes:

(1)	Probable reserves are defined in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) as those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

(2)	Contingent Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies.

(3)	Prospective Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects.

(4)	Best Estimate as defined in the COGE Handbook is considered to be the best estimate of the quantity that will actually be recovered from the accumulation. If probabilistic methods are used, this term is a measure of central tendency of the uncertainty distribution (P50).

(5)	It should be noted that reserves, Contingent Resources and Prospective Resources involve different risks associated with achieving commerciality. There is no certainty that it will be commercially viable for Grizzly to produce any portion of the Contingent Resources. There is no certainty that any portion of Grizzly’s Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources. Grizzly’s Prospective Resource estimates discussed in this press release have been risked for the chance of discovery but not for the chance of development and hence are considered by Grizzly as partially risked estimates.

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Oil and condensate sales	$36,497,000	$23,441,000	$121,350,000	$81,587,000
Gas sales	655,000	878,000	3,468,000	1,992,000
Natural gas liquids sales	823,000	565,000	2,818,000	1,997,000
Other income (expense)	(442,000)	9,000	(692,000)	(314,000)

	37,533,000	24,893,000	126,944,000	85,262,000

Costs and expenses:
Lease operating expenses	5,402,000	3,805,000	17,614,000	16,316,000
Production taxes	3,576,000	2,941,000	13,966,000	9,797,000
Depreciation, depletion, and amortization	11,995,000	7,068,000	38,907,000	29,225,000
General and administrative	1,625,000	1,333,000	6,063,000	4,992,000
Accretion expense	156,000	150,000	617,000	582,000

	22,754,000	15,297,000	77,167,000	60,912,000

INCOME (LOSS) FROM OPERATIONS:	14,779,000	9,596,000	49,777,000	24,350,000

OTHER (INCOME) EXPENSE:
Interest expense	607,000	623,000	2,761,000	2,309,000
Insurance proceeds	—	—	—	(1,050,000)
Interest income	(143,000)	(169,000)	(387,000)	(564,000)

	464,000	454,000	2,374,000	695,000

INCOME (LOSS) BEFORE INCOME TAXES	14,315,000	9,142,000	47,403,000	23,655,000

INCOME TAX EXPENSE (BENEFIT):	—	—	40,000	28,000

NET INCOME (LOSS)	$14,315,000	$9,142,000	$47,363,000	$23,627,000

NET INCOME (LOSS) PER COMMON SHARE:

Basic	$0.32	$0.21	$1.08	$0.55

Diluted	$0.32	$0.21	$1.07	$0.55

Basic weighted average shares outstanding	44,607,180	42,689,728	43,863,190	42,667,581

Diluted weighted average shares outstanding	44,982,744	43,059,680	44,256,092	43,017,648

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$2,468,000	$1,724,000
Accounts receivable - oil and gas	14,952,000	9,492,000
Accounts receivable - related parties	573,000	136,000
Prepaid expenses and other current assets	1,732,000	2,047,000

Total current assets	19,725,000	13,399,000

Property and equipment:
Oil and natural gas properties, full-cost accounting, $16,778,000 and $17,521,000 excluded from amortization in 2010 and 2009, respectively	747,344,000	628,849,000
Other property and equipment	7,609,000	7,182,000
Accumulated depletion, depreciation, amortization and impairment	(512,822,000)	(473,915,000)

Property and equipment, net	242,131,000	162,116,000

Other assets:
Equity investments	33,021,000	32,006,000
Note receivable - related party	20,006,000	15,920,000
Other assets	4,182,000	3,370,000

Total other assets	57,209,000	51,296,000

Deferred tax asset	628,000	533,000

Total assets	$319,693,000	$227,344,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$41,155,000	$20,977,000
Asset retirement obligation - current	635,000	635,000
Short-term derivative instruments	4,720,000	18,735,000
Current maturities of long-term debt	2,417,000	2,842,000

Total current liabilities	48,927,000	43,189,000

Asset retirement obligation - long-term	10,210,000	9,518,000
Long-term debt, net of current maturities	49,500,000	49,586,000

Total liabilities	108,637,000	102,293,000

Commitments and contingencies

Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—

Stockholders’ equity:
Common stock - $.01 par value, 100,000,000 authorized, 44,645,435 issued and outstanding in 2010 and 42,696,409 in 2009	446,000	427,000
Paid-in capital	296,253,000	273,901,000
Accumulated other comprehensive income (loss)	(1,768,000)	(18,039,000)
Retained earnings (accumulated deficit)	(83,875,000)	(131,238,000)

Total stockholders’ equity	211,056,000	125,051,000

Total liabilities and stockholders’ equity	$319,693,000	$227,344,000

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net income	$14,315,000	$9,142,000	$47,363,000	$23,627,000
Interest expense	607,000	623,000	2,761,000	2,309,000
Income tax expense	—	—	40,000	28,000
Accretion expense	156,000	150,000	617,000	582,000
Depreciation, depletion, and amortization	11,995,000	7,068,000	38,907,000	29,225,000

EBITDA	$27,073,000	$16,983,000	$89,688,000	$55,771,000

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Cash provided by operating activities	$27,601,000	$17,487,000	$85,835,000	$53,299,000
Adjustments:
Changes in operating assets and liabilities	(682,000)	(835,000)	1,962,000	731,000

Operating Cash Flow	$26,919,000	$16,652,000	$87,797,000	$54,030,000

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888